Exhibit 99.1

Investor Contact:

The Investor Relations Group

Damian McIntosh/Dian Griesel, Ph.D.

Media: Janet Vasquez

Phone: 212-825-3210

Unigene Reports Record Revenue and Operating Profit for Third Quarter

Net income of $.10 per share for three months ended September 30, 2005

FAIRFIELD, NJ—November 22, 2005—Unigene Laboratories, Inc. (OTCBB: UGNE) announced its financial results for the period ended September 30, 2005.

Revenue for the nine months ended September 30, 2005 was $12,676,000 compared to $6,409,000 for the nine months ended September 30, 2004. Revenue for the three months ended September 30, 2005 was $11,873,000 compared to $5,216,000 for the three months ended September 30, 2004. Revenue for both the three-month and nine-month periods ended September 30, 2005 included Fortical® product sales to Upsher-Smith Laboratories (“USL”) representing launch quantities into distribution channels as well as royalties earned from USL sales following the August 16th product launch. Unigene’s net income for the nine months ended September 30, 2005 was $2,157,000 or $.03 per share (basic) compared to a net loss of $4,195,000 or ($.05) per share (basic) for the nine months ended September 30, 2004. Net income for the three months ended September 30, 2005 was $7,897,000 or $.10 per share (basic) compared to net income of $932,000 or $.01 per share (basic) for the three months ended September 30, 2004.

“We are very pleased about the acceptance of Fortical in the marketplace to date,” commented Dr. Warren Levy, President and CEO of Unigene. “Product sales are in line with Unigene’s expectations and the product is now available at most pharmacies throughout the U.S. We believe that Fortical will remain a key revenue driver for Unigene for the near future.”

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis.

Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

About Upsher-Smith

Upsher-Smith Laboratories, Inc. is a fully integrated pharmaceutical company that manufactures and markets prescription pharmaceutical, OTC and cosmetic products. Upsher-Smith is also actively involved in licensing innovative compounds that are in clinical development. For more information about Upsher-Smith Laboratories, Inc., call 800-654-2299 or visit www.upsher-smith.com